EXHIBIT 4.19


                               Dated 30 April 2001




                      ANANGEL-AMERICAN SHIPHOLDINGS LIMITED

                                     - and -



                         THE ROYAL BANK OF SCOTLAND PLC

                           ---------------------------

                               FACILITY AGREEMENT

                       in respect of an overdraft facility
                             of up to US$50,000,000

                           ---------------------------

THIS AGREEMENT is made the 30th day of April 2001

BETWEEN

(1)   ANANGEL-AMERICAN SHIPHOLDINGS LIMITED as Borrower; and

(2)   THE ROYAL BANK OF SCOTLAND plc as Lender.


BY WHICH IT IS AGREED

1.    PURPOSE AND DEFINITIONS

1.1 This Agreement sets out the terms and conditions upon which The Royal Bank of Scotland plc will make available to Anangel-American Shipholdings Limited of the Cayman Islands an overdraft facility of up to US$50,000,000 to provide the said company with working capital.

1.2 In this Agreement the following words and expressions specified below shall, except where the context otherwise requires, have the following meanings:

      "AVAILABILITY PERIOD" means the period commencing from the date of this Agreement and expiring on 31 May 2001 (or such later date as the Lender may, in its discretion, agree following a request in writing from the Borrower);

      "BORROWER" means Anangel-American Shipholdings Limited, a company organised and existing under the laws of the Cayman Islands and having its registered office at The Huntlaw Building, PO Box 1350, George Town, the Cayman Islands;

      "BUSINESS DAYS" means days on which banks and foreign exchange markets are open for business in London and Piraeus and, additionally, if a payment is required to be made hereunder, on which banks and foreign exchange markets are open for business in New York City;

      "DOLLARS" (and the sign "$") means the legal currency, at any relevant time hereunder, of the United States of America;

      "FRONT SHIPHOLDING" means Front Shipholding Inc. of Liberia;

      "INTEREST RATE" means, subject to the provisions of Clause 10, the annual rate of interest which is conclusively certified by the Lender to the Borrower to be the aggregate of (a) the Margin, (b) the Mandatory Cost Rate and (c) the rate (rounded upwards to the nearest one sixteenth of one per centum) quoted by the Lender as the London Interbank Offered Rate on Wednesday each week for seven-day Dollar deposits from time to time or at any time;

      "LENDER" means The Royal Bank of Scotland plc a company incorporated in Scotland and having its registered office at 36 St. Andrew Square, Edinburgh, EH2 2YH, Scotland and acting for the time being through its branch at 61 Akti Miaouli, Piraeus 185 36, Greece (Telex No. 212055 Answerback RBS GR, Fax No. (301) 429 4147), or any branch through which the Lender may be acting from time to time pursuant to Clause 8.2(b) and, where the context so admits, its successors and any other bank or financial institution to which the Lender may assign some or all of its rights or obligations under this Agreement pursuant to Clause 8.2(a);

      "LONGVIEW" means Longview Shipholding Inc. of Liberia;

      "MANDATORY COST RATE" means the percentage rate, which represents the cost to the Lender, relative to the Overdraft Facility, of compliance with the requirements of the Bank of England, the Financial Services Authority or any other regulatory authority, as determined by the Lender in accordance with the formula detailed in the Schedule thereto;

      "MARGIN" means One per centum (1%) per annum or (in the case of any amount accrued due for payment but unpaid hereunder during the period of such non-payment) Two per centum (2%) per annum;

      "MONTH" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if the period started on the last Business Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Business Day in such next calendar month and (ii) if such numerically corresponding day is not a Business Day, the period shall end on the next following Business Day in the same calendar month but if there is no such Business Day it shall end on the preceding Business Day, and "MONTHS" and "MONTHLY" shall be construed accordingly;

      "NEGATIVE PLEDGE" means the negative pledge in respect of each Vessel executed or to be executed by Front Shipholding and Longview in favour of the Lender in such form as the Lender shall require;

      "OVERDRAFT ACCOUNT" means the overdraft account opened or to be opened by, and in the name of, the Borrower with the Lender in Piraeus and designated "Anangel-American Shipholdings Limited-Overdraft Account";

      "OVERDRAFT BALANCE" means, at any relevant time hereunder, the amount of the balance standing to the debit of the Overdraft Account at such time;

      "OVERDRAFT FACILITY" means the overdraft facility of up to (but not exceeding) Fifty Million Dollars ($50,000,000), made or to be made available by the Lender to the Borrower by way of debiting the Overdraft Account subject to and upon the terms and conditions of this Agreement;

      "PERSON" means any person, firm, company, corporation, unincorporated body of persons, state or government or any agency thereof;

      "RECEIVING BANK" means State Street Bank International of 61 Broadway, 2nd Floor, New York City, New York 10006, U.S.A. or such other bank or banks as may be notified by the Lender to the Borrower;

      "SECURITY PERIOD" means the period commencing on the date hereof and terminating on the date upon which all moneys payable or to become payable to the Lender at any time and from time to time pursuant to the terms hereof and pursuant to the Security Documents shall have been paid in full;

      "TAXES" means any present or future taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any country or any political sub-division or taxing authority thereof and "TAX" and "TAXATION" shall be construed accordingly; and

      "VESSELS" means, together, the following Greek flag 2000-built 170,000 dwt bulk carriers:

      (a) "ANANGEL MILLENIUM" owned, and registered in the ownership of, Longview; and

      (b) "ANANGEL CENTURY" owned, and registered in the ownership of, Front Shipholding.

1.3 Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement. References to Clauses are to be construed as references to clauses of this Agreement. Words importing the singular number only shall include the plural and vice versa. References to any document are to be construed as references to such document as from time to time amended.

2.    REPRESENTATIONS AND WARRANTIES

2.1   The Borrower hereby represents and warrants to the Lender that:

(a) the Borrower is duly formed and is validly existing and in good-standing under the laws of the Cayman Islands and the Borrower has full power to carry on its business as it is now being conducted and has complied with all statutory and other requirements relative to such business and has no place of business in the United Kingdom;

(b) the Borrower has full power to enter into and perform its obligations under this Agreement and any necessary consents and authorities for the Borrower to enter into, and perform its obligations under, this Agreement and for the Borrower to borrow, repay, re-borrow and pay interest on the Overdraft Facility, have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for the repayment of or payment of interest on the Overdraft Facility by the Borrower or for the performance by the Borrower of its obligations pursuant to the aforesaid documents; (c) this Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms subject to any applicable bankruptcy, insolvency re-organisation, moratorium or other laws relating to the enforcement of creditors' rights;

(d) the execution and delivery by the Borrower of, and the performance by the Borrower of the provisions of, this Agreement do not, and will not during the Security Period, contravene any applicable law or regulation existing at the date of this Agreement or any contractual restriction binding on any party thereto or any of their constitutional documents;

(e) no action, suit or proceeding is, to the Borrower's knowledge, pending or threatened against the Borrower before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower;

(f) the Borrower is not in default under any agreement by which it is bound, and has no financial commitment or obligation (including obligations under guarantees) whether actual, contingent, present and or future other than as disclosed to the Lender;

(g) all financial and other information relating to the business and financial affairs of the Borrower furnished to the Lender in connection with the negotiation of the terms of this Agreement was and remains true and correct in all respects and to the best of the Borrower's knowledge and belief there are no further facts or considerations the omission of which would render any such information misleading; and

(h) the Borrower is the legal and beneficial owner of all of the shares of and in Longview and Front Shipholding.


2.2 The representations and warranties of the Borrower in Clause 2.1 shall survive the execution of this Agreement and the making available of the Overdraft Facility and shall be deemed to be repeated by the Borrower at the date of each further drawing with respect to the circumstances existing at each such time.

3.    OVERDRAFT FACILITY

3.1 The Lender, relying (inter alia) upon each of the representations and warranties set out in Clause 2.1, hereby agrees, subject to and upon the terms and conditions of this Agreement and, in particular, the fulfilment of the conditions precedent set out in Clause 4.1, to make available to the Borrower an overdraft facility in a maximum amount of Fifty million Dollars ($50,000,000) by way of debit of the Overdraft Account.

3.2 Subject to the terms of this Agreement, the Borrower shall be entitled to make withdrawals during the Availability Period from the Overdraft Account provided always that:

(a) at no time shall the Overdraft Balance exceed $50,000,000; and (b) the Borrower shall only be permitted to make withdrawals from the Overdraft Account for working capital purposes, including payment of dividends to its shareholders of up to $3.00 per share.

3.3 The Borrower shall pay interest on the Overdraft Balance at the prevailing Interest Rate from time to time. Such interest shall be payable monthly in arrears commencing with a first such payment one month after the date of the first withdrawal from the Overdraft Account and the Lender shall, on each date for the payment of such interest in respect of the Overdraft Balance debit the Overdraft Account with the amount of such interest then accrued and unpaid provided always that the Lender shall not be obliged to debit the Overdraft Account as aforesaid with any such amount of interest in respect of the Overdraft Balance if, and to the extent that, such debit will result in the Overdraft Balance exceeding $50,000,000 (or such reduced amounts in accordance with the terms of Clause 3.2). No interest shall accrue and be payable by the Borrower in respect of any period during which the Overdraft Account is in credit.

3.4 The Borrower shall repay to the Lender the full amount of the Overdraft Balance, all interest accrued thereon and all other sums owing by the Borrower to the Lender hereunder upon the earlier of:

(a) 31 May 2001 (or, if such date is not a Business Day, the immediately preceding Business Day); and (b) first demand made by the Lender, whereafter the Borrower's right to make withdrawals from the Overdraft Account under this Agreement shall in all respects cease.

3.5 The Lender shall be entitled (but not bound) to debit any amount owing to the Lender under this Agreement or any of the Security Documents to the Overdraft Account.

3.6 The Borrower shall, throughout the Security Period, maintain the Overdraft Account with the Lender in Piraeus and shall complete such mandates and other documents relating to the opening and maintenance of the Overdraft Account as the Lender shall reasonably require.

4.    CONDITIONS PRECEDENT

4.1 The obligation of the Lender hereunder to make a first advance available to the Borrower in respect of the Overdraft Facility shall be expressly subject to the condition that the Lender shall have received the following documents or evidence in form and substance satisfactory to the Lender and its legal advisers:

(a)

      (i) a Certificate of Incumbency executed by the Secretary or other appropriate officer of the Borrower, specifying the names of the directors and officers of the Borrower and having annexed thereto copies, certified as true and complete by the secretary or a director of the Borrower, of its constitutional documents and of the resolutions passed at a meeting of its Board of Directors evidencing approval of this Agreement and authorising its appropriate officer or officers or other representatives to seal or otherwise execute the same on its behalf; and

      (ii) the original of any power of attorney issued by the Borrower pursuant to such resolutions; and


(b) certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action approvals or consents with respect to this Agreement (including, but without limitation, all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate); and

(c) the Negative Pledges duly executed by Front Shipholding and Longview together with evidence that there is no lien, charge or encumbrance of any kind whatsoever on either Vessel or her earnings, insurances or requisition compensation; and

(d)   the fee due under Clause 9.1; and


(e) valuations from an independent broker appointed by the Lender, in form and substance satisfactory to the Lender, in respect of the Vessels showing an aggregate value of no less than $71,500,000; and

(f) such legal opinions on such matters of foreign law as the Lender shall require; (g) evidence that the persons named in Clause 12.2 have consented to their appointment as agents for service upon the terms set out in such clause.

5.    PAYMENTS; TAXATION

5.1 Notwithstanding anything to the contrary contained in this Agreement, all payments by the Borrower hereunder whether in respect of principal, interest or otherwise, shall be made without set-off or counterclaim and free and clear of any Taxes and without any deduction or withholding whatsoever, as follows:

(a) in Dollars, in funds which are for same day settlement in the New York Clearing House Interbank Payments System or in such other Dollar funds as shall for the time being be customary for the same day settlement of transactions of this nature, not later than 10:00 a.m. (local time) on the Business Day (in New York City) on which the relevant payment is due under the terms of this Agreement; and

(b) to the account of the Lender with the Receiving Bank. 5.2 The Borrower agrees that it will pay to and/or indemnify the Lender for such additional amounts as may be necessary in order that the net payments of principal of, and interest on, the Overdraft Balance and each part thereof and all other payments under this Agreement after deduction or withholding for, or on account of, every present or future Taxes imposed by any competent authority in any relevant jurisdiction shall be no less than such payments would have been had there been no such Taxes. The Borrower shall promptly deliver to the Lender duly authenticated official receipts, certificates or other proof of all the relevant Taxation and other authorities involved, evidencing the amounts (if any) paid or payable in respect of any deduction

5.3 All interest and other payments hereunder of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360 day year.

6.    COVENANTS

6.1 The Borrower hereby covenants and undertakes with the Lender that, throughout the Security Period:

(a)   the Borrower will duly perform and observe the terms of this Agreement;


(b) the Borrower will promptly inform the Lender of any occurrence of which the Borrower becomes aware which, in its reasonable opinion, might adversely affect its ability to perform its obligations under this Agreement;

(c) the Borrower will promptly inform the Lender as soon as the Borrower becomes aware of the same, details of any litigation, arbitration, or proceeding which, if it had been pending, current or threatened at the date of this Agreement, would have rendered the representations contained in Clause 2.1(e) incorrect;

(d) it will deliver to the Lender promptly, such other information relating to the business, undertaking, assets, liabilities, revenues, financial condition or affairs of the Borrower as the Lender from time to time may require including (without limitation) in relation to the Vessels and their employment; and

(e) it will, if the Overdraft is not repaid on or prior to 31 May 2001, on the Lender's first demand, procure that there are executed and registered in favour of the Lender, first preferred Greek ship mortgages over the Vessels in such form as the Lender shall require;

(f) the Borrower will not, without the prior written consent of the Lender (which consent shall not be unreasonably withheld in the case of sub-paragraphs (vi) and (viii) hereof):

      (i) create, assume or permit to exist any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any of its property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired otherwise than under, or in accordance with, the Security Documents;

      (ii) make any loans or advances to, or any investments in, any person, firm, corporation, joint venture or other entity (including, without limitation, any loan or advance to any officer, director, stockholder, employee or customer of the Borrower) other than in connection directly with the ownership, operation and trading of any vessel;

      (iii) after the date hereof borrow any money other than the Overdraft Facility; (iv) assume, guarantee or endorse or otherwise become or remain liable in connection with any obligation of any person, firm, company or other entity;

      (v)   change the nature of its business as presently conducted;


      (vi) declare dividends or make other distributions of any kind to its shareholders or pay out any funds to any company or person except in connection with the administration of the Borrower the repayment of and payment of interest on the Overdraft Facility or as otherwise permitted or required by or pursuant to the Agreement;

      (vii) dissolve or consolidate with, or merge into, any other corporation, or merge any other corporation into the Borrower; (viii) issue any further shares or dispose or agree to dispose of any assets; (ix) open any bank accounts in its name or with any other person at any bank or other financial institution except the Lender;

7. SECURITY AND APPLICATION

7.1 It is declared and agreed that (i) the security created or to be created by or pursuant to this Agreement shall be held by the Lender as a continuing security for the payment of all moneys which may at any time and from time to time be or become due and payable to the Lender under this Agreement, (ii) the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured, (iii) the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Lender for all or any part of the moneys hereby and thereby secured, (iv) every power and remedy given to the Lender hereunder shall be in addition to, and not a limitation of, any and every other power or remedy vested in the Lender hereunder or thereunder and (v) all the powers so vested in the Lender may be exercised from time to time and as often as the Lender may deem expedient.

7.2 All moneys received by the Lender after the Overdraft Balance shall have become repayable pursuant to Clause 3.4 and which are therein expressed to be applicable in accordance with the provisions of this Clause shall be applied by the Lender in or towards payment of all sums which may be owing to the Lender under this Agreement or any of them in such manner as the Lender shall in its sole and absolute discretion deem fit, and the surplus (if any) shall be paid to the Borrower as it shall direct to the Lender by tested telex or in writing by an authorised signatory of the Borrower named on the Overdraft Account mandate form submitted by the Borrower to the Lender or to whomsoever else may be entitled thereto.

8.    ASSIGNMENTS AND TRANSFERS

8.1 This Agreement shall be binding upon, and enure to the benefit of, the Borrower and the Lender and their respective successors and assigns except that the Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Lender. In giving consent as aforesaid to any such assignment by the Borrower, the Lender shall be entitled to impose such conditions as it shall think fit.

8.2

(a) The Lender shall be entitled to assign, transfer or sub-participate the whole or any part of its rights or obligations under this Agreement (i) to any subsidiary or holding company of the Lender or to any subsidiary company of any holding company thereof or to a central bank or monetary or regulatory authority having jurisdiction over the Lender or (ii) to any other bank or financial institution whatsoever. The Lender shall be entitled to disclose to any such assignee, transferee or sub-participant as is referred to at (i) above or to any such assignee, transferee or sub-participant pursuant to (ii) above such information in relation to the Borrower and the Overdraft Facility and the security therefor.

(b) The Lender shall be entitled at any time to perform its obligations under this Agreement through a branch of the Lender (not being a separate legal entity) other than the branch specified in the definition of "Lender" in Clause 1.2, and, in such case, the benefit of this Agreement shall enure in favour of the Lender at such branch.

9.    FEES AND EXPENSES

9.1   The Borrower shall pay to the Lender:

(a) on the date of execution of this Agreement a non-refundable facility fee in an amount of $50,000;

(b) upon demand, all costs, charges and expenses (including all out-of-pocket expenses and legal fees and V.A.T. thereon) incurred by the Lender in connection with the negotiation, preparation, execution and (if required) registration of, or the preservation of rights under and enforcement or attempted enforcement of, this Agreement or otherwise in connection with the Overdraft Facility or any part thereof (including, but not limited to, any variation, amendment or supplement to any of the terms of this Agreement); and

(c) upon demand, all stamp, registration or other duties (including any such duties payable by the Lender) imposed by any relevant jurisdiction (or any taxing authority therein or thereof) on this Agreement or otherwise in connection with the Overdraft Facility or any part thereof.

9.2 The Lender shall be entitled (but not bound) to debit the Overdraft Account on account of any legal fees and expenses incurred by the Lender under Clause 9.1(b) or in respect of the facility fee due under Clause 9.1(a) and the Borrower hereby authorises the Lender to make any such debit.

10.   INCREASED COSTS, ETC.

10.1 If any applicable law, regulation or regulatory requirement or any change therein or in the interpretation thereof, or if compliance by the Lender with any applicable direction, request or requirement (whether or not having the force of law) of any governmental or other authority, shall:

(a) subject the Lender to any Taxes with respect to the Overdraft Facility (other than corporate Taxation on the Lender's overall net income), or

(b) change the basis of Taxation to the Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement, or


(c) impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, the Lender, or

(d) impose on the Lender any other condition affecting the Overdraft Facility (including, without limitation, any capital adequacy requirements), and the result of the foregoing is either to increase the cost to the Lender of making available or maintaining the Overdraft Facility or to reduce the amount of any payment received by the Lender, then and in any such case if such increase or reduction in the opinion of the Lender materially affects the interests of the Lender:

      (i)   the Lender shall notify the Borrower of the happening of such event;
            and

      (ii) the Borrower shall forthwith upon demand pay to the Lender such amount as the Lender shall from time to time certify to be necessary to compensate the Lender for such additional cost or such reduction.

11.   INDEMNITIES AND SET-OFF

11.1

(a) The Borrower shall indemnify the Lender against any loss or damage which, consequent upon any judgment being obtained or enforced in respect of the non-payment by the Borrower of any amounts due under or pursuant to this Agreement, arises from any variation in rates of exchange between the currency in which such amount was due and the currency in which judgment is obtained or enforced between the date of the said amount becoming due (or the date of the said judgment being obtained as the case may be) and the date of actual payment thereof.

(b) The Borrower shall indemnify the Lender on demand against all costs and expenses arising out of the role of the Receiving Bank in relation to the Overdraft Facility.

(c) The indemnities contained in this Clause 11.1 shall apply irrespective of any indulgence granted to the Borrower or any other person from time to time and shall continue in full force and effect notwithstanding any payment in favour of the Lender and any amount due from the Borrower under this Clause 11.1 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or the Security Documents.

11.2 The Borrower irrevocably authorises the Lender, at any time and from time to time (and without notice), to apply any credit balance to which the Borrower is then entitled on any account of the Borrower with the Lender or at any of its offices in satisfaction of any sum due and payable from the Borrower to the Lender under this Agreement. For this purpose, the Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given to it by this Clause 11.2.

12.   LAW AND JURISDICTION

12.1 This Agreement shall be governed by, and construed in accordance with, English law.

12.2 For the exclusive benefit of the Lender the Borrower agrees that any legal action or proceeding arising out of this Agreement may be brought in the High Court of Justice in England and irrevocably submits to the jurisdiction of that court. The Borrower hereby irrevocably designates, appoints and empowers Agelef Shipping Company (London) Ltd. whose registered office is at 22 Carlisle Place, London SW 1P, England to receive for and on behalf of the Borrower service of process in England provided that such designation shall not affect the ability of the Lender to serve any such process in any other manner permitted by applicable law. The submission by the Borrower to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Lender to commence any proceedings arising out of this Agreement in whatsoever jurisdiction shall to it seem fit.

13.   NOTICES, ETC.

13.1 Every notice or demand under this Agreement shall be given or made by telex or fax or, in the event of breakdown of telex communications, by letter.

13.2 Every notice or demand shall be sent to the Lender at its address or telex or fax number specified in Clause 1.2. Notices or demands shall be sent to the Borrower care of Anangel Shipping Enterprises S.A. of 354 Syngrou Avenue, Athens, Greece (fax no. (301) 946 7317). Any notice sent by telex or facsimile shall be confirmed by prepaid airmail letter posted as soon as practicable thereafter but the failure of the addressee to receive such letter shall not prejudice the validity or effect of such telex or facsimile notice.

13.3 Every notice or demand shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received in the case of a telex or facsimile at the time of dispatch or transmission thereof (provided that, if the date of dispatch or transmission is not a Business Day in the country of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Business Day in the country of the addressee) and, in the case of a letter, upon actual receipt.

14.   MISCELLANEOUS

14.1 Time is of the essence of this Agreement but no failure or delay on the part of the Lender to exercise any power or right under this Agreement or a Negative Pledge shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power or right hereunder or under a Negative Pledge or any of them preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein and in the Negative Pledges are cumulative and are not exclusive of any remedies provided by law.

14.2 In case any one or more of the provisions contained in this Agreement or the Negative Pledge should be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

14.3 The provisions of this Agreement and, where relevant, of the Negative Pledge shall be read together but, in event of any conflict between the provisions herein and therein contained, the provisions of this Agreement shall prevail.

14.4 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

                                   SCHEDULE

The Mandatory Cost Rate will be calculated in accordance with the following formula:

            F x 0.01
            --------
              300

where on the day(s) of application of the formula:

F. is the rate of charge payable by the Lender to the Financial Services Authority pursuant to paragraph 2 of the Fees Regulations (but where for this purpose, the figure at paragraph 2.02b/2.03b shall be deemed to be zero) and expressed in pounds per (pound)1 million of the Fee Base of the Lender.

For the purposes of this Schedule:

Fee Base has the meaning ascribed to it for the purposes of, and all be calculated in accordance with, the Fees Regulations.

Fees Regulations means, as appropriate, either the Banking Supervision (Fees) Regulations 1998 or such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to 31 March 1999.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

If alternative or additional financial requirements are imposed which in the Lender's opinion make the formula set out above no longer appropriate, the Lender shall be entitled to stipulate such other formula as shall be suitable to apply in substitution for the formula set out above.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their authorised officers or other representatives the day and year first above written.

SIGNED by                                 )
for and on behalf of                      )
ANANGEL-AMERICAN SHIPHOLDINGS             )
LIMITED in the presence of:               )


SIGNED by                                 )
for and on behalf of                      )
THE ROYAL BANK OF SCOTLAND PLC            )
in the presence of:                       )